The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated July 21, 2017

PRICING SUPPLEMENT

Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-209682 and 333-209682-01
Dated July , 2017

JPMorgan Chase Financial Company LLC Step Down Trigger Autocallable Notes

Linked to the lesser performing of the NASDAQ-100 Index® and the EURO STOXX 50® Index due on or about July 26, 2022

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Step Down Trigger Autocallable Notes, which we refer to as the “Notes,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., linked to the lesser performing of the NASDAQ-100 Index® and the EURO STOXX 50® Index (each an “Underlying” and together the “Underlyings”). If each Underlying closes at or above (i) its Initial Value on any Observation Date (other than the Final Valuation Date) (after an initial one-year non-call period) or (ii) its Downside Threshold on the Final Valuation Date, JPMorgan Financial will automatically call the Notes and pay you a Call Price equal to the principal amount per Note plus a Call Return. The Call Return increases the longer the Notes are outstanding. If by maturity the Notes have not been called, and, therefore, either Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss of your principal amount that is proportionate to the decline in the closing level of the Underlying with the Lower Underlying Return (the “Lesser Performing Underlying”) from its Initial Value to its Final Value. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your principal amount. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying. Generally, a higher Call Return Rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates

t   Call Return: JPMorgan Financial will automatically call the Notes for a Call Price equal to the principal amount plus a Call Return if (i) the closing level of each Underlying on any Observation Date (other than the Final Valuation Date) (after an initial one-year non-call period) is equal to or greater than its Initial Value or (ii) the closing level of each Underlying on the Final Valuation Date is equal to or greater than the Downside Threshold. The Call Return increases the longer the Notes are outstanding. If the Notes are not called, investors will be exposed to any depreciation of the Underlyings at maturity.

t   Contingent Downside Exposure: If by maturity the Notes have not been called and, therefore, either Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss of your principal amount that is proportionate to the decline in the closing level of the Lesser Performing Underlying from its Initial Value to its Final Value. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

Trade Date[1]	July 24, 2017
Original Issue Date (Settlement Date)[1]	July 26, 2017
Observation Dates[2]	Quarterly, beginning July 23, 2018 (see page 4)
Final Valuation Date[2]	July 21, 2022
Maturity Date[2]	July 26, 2022
1     Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Notes remains the same. The Initial Value of each Underlying will be the closing level of that Underlying on July 21, 2017 and will not be the closing level of that Underlying on the Trade Date.

2     Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplemen

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LESSER PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-2 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering

We are offering Trigger Autocallable Notes linked to the lesser performing of the NASDAQ-100 Index® and the EURO STOXX 50® Index. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Initial Value and the Downside Threshold for each Underlying will be finalized on July 21, 2017 and provided in the pricing supplement. The Call Return Rate will be finalized on the Trade Date and will be provided in the pricing supplement. The actual Call Return Rate is expected to be, but will not be less than, the minimum Call Return Rate listed below, but you should be willing to invest in the Notes if the Call Return Rate were set equal to that minimum Call Return Rate.

Underlying	Call Return Rate	Initial Value*	Downside Threshold**	CUSIP	ISIN
NASDAQ-100 Index® (Bloomberg Ticker: NDX)	At least 10.25% per annum	•	70% of the Initial Value	48129G273	US48129G2738
EURO STOXX 50® Index (Bloomberg Ticker: SX5E)		•	70% of the Initial Value

*The Initial Value of each Underlying will be the closing level of that Underlying on July 21, 2017 and will not be the closing level of that Underlying on the Trade Date

**Rounded to three decimal places for the NASDAQ-100 Index® and two decimal places for the EURO STOXX 50® Index

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 15, 2016, product supplement no. UBS-1-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the lesser performing of the NASDAQ-100 Index® and the EURO STOXX 50® Index		$10	—	—		$10

(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	All sales of the Notes will be made to certain fee-based advisory accounts for which UBS Financial Services Inc., which we refer to as UBS, is an investment adviser and UBS will act as placement agent. The purchase price will be $10.00 per Note and UBS will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Notes priced today and assuming a Call Return Rate equal to the minimum Call Return Rate listed above, the estimated value of the Notes would be approximately $9.848 per $10 principal amount Note. The estimated value of the Notes, when the terms of the Notes are set, will be provided in the pricing supplement and will not be less than $9.60 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement no. UBS-1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012642/crt-dp64836_424b2.pdf

Underlying supplement no. 1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

Prospectus supplement and prospectus, each dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, each of the NASDAQ-100 Index® and the EURO STOXX 50® Index is an “Index.”

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t   You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Lesser Performing Underlying.

t   You are willing to accept the individual market risk of each Underlying and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

t   You believe each Underlying will close at or above (i) its Initial Value on any Observation Date (other than the Final Valuation Date) or (ii) its Downside Threshold on the Final Valuation Date.

t   You understand and accept that you will not participate in any appreciation in the level of either Underlying and that your potential return is limited to the applicable Call Return.

t    You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

t    You would be willing to invest in the Notes if the Call Return Rate were set equal to the minimum Call Return Rate indicated on the cover hereof (the actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, the minimum Call Return Rate listed on the cover).

t   You do not seek current income from this investment and are willing to forgo dividends paid on the stocks included in the Underlyings.

t   You are able and willing to invest in Notes that may be called early (after an initial one-year non-call period) and you are otherwise able and willing to hold the Notes to maturity.

t   You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t   You understand and accept the risks associated with the Underlyings.

t   You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t   You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Lesser Performing Underlying.

t   You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

t   You require an investment designed to provide a full return of principal at maturity.

t   You believe that either Underlying will decline during the term of the Notes and is likely to close below (i) its Initial Value on any Observation Date (other than the Final Valuation Date) and (ii) its Downside Threshold on the Final Valuation Date, exposing you to the full negative Lesser Performing Underlying Return at maturity.

t   You seek an investment that participates in the full appreciation in the level of either or both of the Underlyings or that has unlimited return potential.

t   You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

t   You would not be willing to invest in the Notes if the Call Return Rate were set equal to the minimum Call Return Rate indicated on the cover hereof (the actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, the minimum Call Return Rate listed on the cover).

t   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t   You seek current income from this investment or prefer to receive the dividends paid on the stocks included in the Underlyings.

t   You are unable or unwilling to invest in Notes that may be called early (after an initial one-year non-call period), or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

t   You do not understand or accept the risks associated with the Underlyings.

t   You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Notes. For more information on the Underlyings, please see the sections titled “The NASDAQ-100 Index®” and “The EURO STOXX 50® Index” below.

Indicative Terms
Issuer	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price	$10.00 per Note
Underlyings	NASDAQ-100 Index® EURO STOXX 50® Index
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term[1]	5 years, unless called earlier
Call Feature

The Notes will be automatically called if (i) the closing level of each Underlying on any Observation Date (other than the Final Valuation Date) (after an initial one-year non-call period) is equal to or greater than its Initial Value or (ii) the closing level of each Underlying on the Final Valuation Date is equal to or greater than its Downside Threshold.

If the Securities are automatically called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Note equal to the Call Price for the applicable Observation Date.

Observation Dates[1,2]	As specified under the “Observation Date” column of the table under “Call Price” below
Call Settlement Dates[2]	As specified under the “Call Settlement Date” column of the table under “Call Price” below
Call Return	The Call Return increases the longer the Notes are outstanding and is based upon a rate of at least 10.25% per annum. The actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, 10.25% per annum.
Call Price

The Call Price equals the principal amount per Note plus the applicable Call Return.

The table below reflects the Call Return Rate of at least 10.25% per annum. The actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, 10.25% per annum

Observation Date[1,2]	Call Settlement Dates[2]	Call Return	Call Price (per $10)
July 23, 2018	July 27, 2018	At least 10.250%	At least $11.0250
October 22, 2018	October 24, 2018	At least 12.813%	At least $11.2813
January 22, 2019	January 24, 2019	At least 15.375%	At least $11.5375
April 22, 2019	April 24, 2019	At least 17.938%	At least $11.7938
July 22, 2019	July 24, 2019	At least 20.500%	At least $12.0500
October 21, 2019	October 23, 2019	At least 23.063%	At least $12.3063
January 21, 2020	January 23, 2020	At least 25.625%	At least $12.5625
April 21, 2020	April 23, 2020	At least 28.188%	At least $12.8188
July 21, 2020	July 23, 2020	At least 30.750%	At least $13.0750
October 21, 2020	October 23, 2020	At least 33.313%	At least $13.3313
January 21, 2021	January 25, 2021	At least 35.875%	At least $13.5875
April 21, 2021	April 23, 2021	At least 38.438%	At least $13.8438
July 21, 2021	July 23, 2021	At least 41.000%	At least $14.1000
October 21, 2021	October 25, 2021	At least 43.563%	At least $14.3563
January 21, 2022	January 25, 2022	At least 46.125%	At least $14.6125
April 21, 2022	April 25, 2022	At least 48.688%	At least $14.8688
July 21, 2022 (Final Valuation Date)	July 26, 2022 (Maturity Date)	At least 51.250%	At least $15.1250
Payment at Maturity (per $10 Note)

If the Notes are not automatically called and, therefore, the Final Value of either Underlying is less than its Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, equal to:

$10 × (1 + Lesser Performing Underlying Return)

Accordingly, you will incur a loss proportionate to the negative Lesser Performing Underlying Return and will lose some or all of your investment.

Underlying Return	With respect to each Underlying: (Final Value – Initial Value) Initial Value
Lesser Performing Underlying:	The Underlying with the lower Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Returns of the Underlyings
Initial Value	With respect to each Underlying, the closing level of that Underlying on the July 21, 2017. The Initial Value of each Underlying will not be the closing level of that Underlying on the Trade Date.
Final Value	With respect to each Underlying, the closing level of that Underlying on the Final Valuation Date
Downside Threshold[3]	With respect to each underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
[1]	See footnote 1 under “Key Dates” on the front cover
[2]	See footnote 2 under “Key Dates” on the front cover
[3]	Rounded to three decimal places for the NASDAQ-100 Index® and two decimal places for the EURO STOXX 50® Index

Investment Timeline

July 21, 2017	The Initial Value and the Downside Threshold of each Underlying are determined.

Trade Date (July 24, 2017)	The Call Return Rate is finalized.

Observation Dates (after an initial one-year non-call period)

The Notes will be automatically called if (i) the closing level of each Underlying on any Observation Date (other than the Final Valuation Date) (after an initial one-year non-call period) is equal to or greater than its Initial Value or (ii) the closing level of each Underlying on the Final Valuation Date is equal to or greater than its Downside Threshold.

If the Notes are automatically called, JPMorgan Financial will pay the Call Price for the applicable Observation Date. This payment is equal to the principal amount plus an amount based on the Call Return Rate.

Maturity Date

The Final Value of each Underlying is determined as of the Final Valuation Date.

If the Notes have not been automatically called and, therefore, the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the Lesser Performing Underlying; equal to a return of:

$10 × (1 + Lesser Performing Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING AND ANY DECLINE IN THE LEVEL OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE LEVEL OF THE OTHER UNDERLYING.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO.  IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, the applicable regulations exclude from the scope of Section 871(m) instruments issued in 2017 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

Withholding under legislation commonly referred to as “FATCA” may (if the Notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Notes, as well as to payments of gross proceeds of a taxable disposition, including an automatic call or redemption at maturity, of a Note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in either or both of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If the Notes are not automatically called and, therefore, the closing level of either Underlying has declined below its Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Lesser Performing Underlying from its Initial Value to its Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Lesser Performing Underlying. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value of the Lesser Performing Underlying is less than its Initial Value and could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to either Underlying at maturity.

t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes. If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

t	Limited Return on the Notes — Your potential gain on the Notes will be limited to the applicable Call Return, regardless of the appreciation of either Underlying, which may be significant. Because the Call Return increases the longer the Notes have been outstanding and your Notes can be automatically called as early as the first Observation Date (after an initial one-year non-call period), the term of the Notes could be cut short and the return on the Notes would be less than if the Notes were called at a later date. In addition, because the closing level of either Underlying at various times during the term of the Notes could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Notes are automatically called or at maturity, as the case may be, than you would have if you had hypothetically invested directly in either Underlying. Even though you will not participate in any potential appreciation of either Underlying, you may be exposed to each Underlying’s downside market risk if the Notes are not automatically called.

t	Because the Notes Are Linked to the Lesser Performing Underlying, You Are Exposed to Greater Risks of the Notes Not Being Automatically Called and Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single Underlying — The risk that the Notes will not be automatically called and you will lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying. With two Underlyings, it is more likely that the closing level of either Underlying will be less than its Initial Value on the Observation Dates prior to the Final Valuation Date or less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that the Notes will not be automatically called and that you will suffer a significant loss on your investment at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated.

The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Initial Value or Downside Threshold on an Observation Date prior to the Final Valuation Date or on the Final Valuation Date, respectively.  See “Correlation of the Underlyings” below.  Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Call Return Rate is determined, in part, based on the correlation of the Underlyings’ performance, as calculated using internal models of our affiliates at the time when the terms of the Notes are finalized.  A higher Call Return Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for loss on your investment at maturity.  Furthermore, because the closing level of each Underlying must be greater than or equal to (i) its Initial Value on an Observation Date prior to the Final Valuation Date or (ii) its Downside Threshold on the Final Valuation Date in order for the notes to be automatically called, the Notes are less likely to be automatically called on any Observation Date than if the Notes were linked to a single Underlying.

t	You Are Exposed to the Risk of Decline in the Level of Each Underlying — Your return on the Notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the Notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to either of the Underlyings.  In addition, the performance of the Underlyings may not be correlated.  Poor performance by either of the Underlyings over the term of the Notes may negatively affect whether the Notes will be automatically called and your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying.  Accordingly, your investment is subject to the risk of decline in the value of each Underlying.

t	Your Payment at Maturity Will Be Determined By the Lesser Performing Underlying — Because the payment at maturity will be determined based on the performance of the Lesser Performing Underlying, you will not benefit from the performance of the other Underlying. Accordingly, if the Notes have not been automatically called and the Final Value of either Underlying is less than its Downside Threshold, you will lose some or all of your principal amount at maturity, even if the Final Value of the other Underlying is greater than or equal to its Initial Value.

t	The Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing levels of both Underlyings are above their respective Downside Thresholds. If by maturity the Notes have not been automatically called and, therefore, either Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the closing level of the Lesser Performing Underlying from its Initial Value to its Final Value. The contingent repayment of principal is based on whether the Final Value of the Lesser Performing Underlying is below the Downside Threshold and applies only if you hold your Notes to maturity.

t	A Higher Call Return Rate and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlyings, Which Is Generally Associated With a Greater Risk of Loss — Volatility is a measure of the degree of variation in the levels of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that the Notes will not be automatically called for the applicable Call Price and that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Call Return Rate and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Call Return Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Call Return Rate will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your principal at maturity.

t	Reinvestment Risk — If your Notes are automatically called early, the holding period over which you would receive the Call Return Rate could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk in the event the Notes are called prior to the maturity date.

t	No Periodic Interest Payments — You will not receive any periodic interest payments on the Notes.

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

t	The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes will exceed the estimated value of the Notes because costs associated with structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:

t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

t	customary bid-ask spreads for similarly sized trades;

t	our internal secondary market funding rates for structured debt issuances;

t	the actual and expected volatility in the levels of the Underlyings;

t	the time to maturity of the Notes;

t	the likelihood of an automatic call being triggered;

t	the dividend rates on the equity securities included in the Underlyings;

t	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;

t	interest and yield rates in the market generally;

t	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the EURO STOXX 50® Index trade and the correlation among those rates and the levels of the EURO STOXX 50® Index; and

t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

t	Investing in the Notes Is Not Equivalent to Investing in the Stocks Composing the Underlyings — Investing in the Notes is not equivalent to investing in the stocks included in the Underlyings. As an investor in the Notes, you will not have any ownership interest or rights in the stocks included in the Underlyings, such as voting rights, dividend payments or other distributions.

t	We Cannot Control Actions by the Sponsor of Either Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of either Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of that Underlying. The sponsor of each Underlying is not involved in this Note offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

t	Your Return on the Notes Will Not Reflect Dividends on the Stocks Composing the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the stock included in the Underlyings and received the dividends on the stock included in the Underlyings. This is because the calculation agent will determine whether the Notes will be called and, if not called, the amount payable to you at maturity of the Notes by reference to the closing level of each Underlying on the relevant Observation Date, without taking into consideration the value of dividends on the stock included in that Underlying.

t	No Assurances of a Flat or Bullish Environment — While the Notes are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Notes and you will lose some or all of your investment at maturity if the Notes have not been called.

t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to either Underlying and could affect the level of an Underlying, and therefore the market value of the Notes.

t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

t	Potential JPMorgan Financial Impact on the Level of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of an Underlying may adversely affect the level of that Underlying and, therefore, the market value of the Notes.

t	The Final Terms and Valuation of the Notes Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Notes and the Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Notes based on the minimums for the estimated value of the Notes and the Call Return Rate.

Risks Relating to the Underlyings

t	Non-U.S. Securities Risk — Some or all of the equity securities included in the Underlyings have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities listed outside the United States involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. In addition, investments in securities linked to the value of non-U.S. equity securities involve considerations associated with the home countries of the issuers of those non-U.S. equity securities. The prices of non-U.S. equity securities may be adversely affected by political, economic, financial and social factors in the home countries of the issuers of the non-U.S. companies, including changes in those countries’ government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

t	No Direct Exposure to Fluctuations in Foreign Exchange Rates with Respect to the EURO STOXX 50® Index — The value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in any payment on the Notes.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes linked to two hypothetical Underlyings and assume an Initial Value of 100.000 and a Downside Threshold of 90.000 (which is 90.00% of the Initial Value) for the NASDAQ-100 Index®, an Initial Value of 100.00 and a Downside Threshold of 90.00 (which is 90.00% of the Initial Value) for the EURO STOXX 50® Index and a Call Return Rate of 5.00% per annum. The hypothetical Initial Value of 100.000 or 100.00, as applicable, for each Underlying has been chosen for illustrative purposes only and may not represent a likely actual Initial Value for either Underlying. The actual Initial Value and the resulting Downside Threshold of each Underlying will be based on the closing level of that Underlying on July 21, 2017 and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Underlyings, please see the historical information set forth under “The NASDAQ-100 Index®” and “The EURO STOXX 50® Index” in this pricing supplement. The actual Downside Threshold percentage is specified on the cover of this pricing supplement. The actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical payments on the Notes set forth in the examples below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. The actual payment on the Notes may be more or less than the amounts displayed below and will be determined based on the actual terms of the Notes, including the Initial Value and the Downside Threshold of each Underlying and the Call Return Rate to be finalized on the Trade Date and provided in the pricing supplement and the Final Value of each Underlying on the Final Valuation Date. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the examples below have been rounded for ease of analysis. In these examples, we refer to the NASDAQ-100 Index® and the EURO STOXX 50® Index as the “NDX Index and the “SX5E Index,” respectively.

Principal Amount:	$10.00
Term:	Five years (unless earlier called)
Hypothetical Initial Value:	100.000 for the NDX Index and 100.00 for the SX5E Index
Hypothetical Call Return Rate:	5.00% per annum
Observation Dates:	Quarterly (after an initial one-year non-call period)
Hypothetical Downside Threshold:	90.000 for the NDX Index and 90.00 for the SX5E Index (which, with respect to each Underlying, is 90% of the hypothetical Initial Value of that Underlying)

Example 1 — Notes Are Automatically Called on the First Observation Date

Date	Closing Level		Payment (per Note)
First Observation Date	NDX Index: 110.000		Closing level of NDX Index at or above its Initial Value; Notes are called.
	SX5E Index: 110.00
Call Price (per Note)		=	$10.50

Because the Notes are automatically called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.50 per $10.00 principal amount (5.00% return on the Notes). No further amounts will be owed on the Notes.

Example 2 — Notes Are Automatically Called on the Second Observation Date

Date	Closing Level		Payment (per Note)
First Observation Date	NDX Index: 90.000		Closing level of each Underlying below its Initial Value; Notes NOT called.
SX5E Index: 95.00
Second Observation Date	NDX Index: 105.000		Closing level of each Underlying at or above Initial Value; Notes are called.
SX5E Index: 110.00
Call Price (per Note)		=	$10.625

Because the Notes are automatically called on the second Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.625 per $10.00 principal amount (6.25% return on the Notes). No further amounts will be owed on the Notes.

Example 3 — Notes Are Automatically Called on the Final Valuation Date

Date	Closing Level		Payment (per Note)
First Observation Date	NDX Index: 95.000		Closing level of each Underlying below its Initial Value; Notes NOT called.
SX5E Index: 90.00
Second Observation Date	NDX Index: 90.000		Closing level of SX5E Index below its Initial Value; Notes NOT called.
SX5E Index: 105.00
Third to Sixteenth Observation Dates	Various (below Initial Value)		Closing level of each Underlying below its Initial Value; Notes NOT called.

Final Valuation Date	NDX Index: 95.000		Closing level of each Underlying at or above its Downside Threshold, Notes are called.
SX5E Index: 90.00
Call Price (per Note)		=	$12.50

Because the Notes are automatically called on the Final Valuation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $12.50 per $10.00 principal amount (25.00% return on the Notes). This reflects the maximum payment on the Notes.

Example 4 — Notes Are NOT Automatically Called and the Final Value Is Below the Downside Threshold

Date	Closing Level		Payment (per Note)
First Observation Date	NDX Index: 95.000		Closing level of each Underlying below its Initial Value; Notes NOT called.
SX5E Index: 90.00
Second Observation Date	NDX Index: 85.000		Closing level of each Underlying below its Initial Value; Notes NOT called.
SX5E Index: 80.00
Third to Sixteenth Observation Dates	Various (below Initial Value)		Closing level of each Underlying below its Initial Value; Notes NOT called.

Final Valuation Date	NDX Index: 65.000		Closing level of SX5E Index below its Downside Threshold, Notes NOT called.
SX5E Index: 30.00
Payout at Maturity (per Note)		=	$10.00 × (1 + Underlying Return) $10.00 × (1 + -70%) $3.00

Because the Notes are not automatically called and, therefore, the Final Value of the Lesser Performing Underlying is below its Downside Threshold and the Lesser Performing Underlying Return is -70%, at maturity we will pay you a total of $3.00 per $10.00 principal amount (a 70% loss on the Notes).

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlyings

Included on the following pages is a brief description of the Underlyings. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing levels of each Underlying. This information given below is for the four calendar quarters in each of 2012, 2013, 2014, 2015 and 2016 and the first and second calendar quarters of 2017. Partial data is provided for the third calendar quarter of 2017. We obtained the closing levels information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical levels of either Underlying as an indication of future performance.

The NASDAQ-100 Index®

The NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest non-financial securities listed on The NASDAQ Stock Market based on market capitalization. For additional information about the NASDAQ-100 Index®, see the information set forth under “Equity Index Descriptions — The NASDAQ-100 Index®” in the accompanying underlying supplement.

Historical Information Regarding the NASDAQ-100 Index®

The following table sets forth the quarterly high and low closing levels of the NASDAQ-100 Index®, based on daily closing levels of the NASDAQ-100 Index® as reported by Bloomberg, without independent verification. The closing level of the NASDAQ-100 Index® on July 20, 2017 was 5,921.223. The actual Initial Value of the NASDAQ-100 Index® will be the closing level of the NASDAQ-100 Index® on July 21, 2017. We obtained the closing levels of the NASDAQ-100 Index® above and below from Bloomberg, without independent verification. You should not take the historical levels of the NASDAQ-100 Index® as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2012	3/31/2012	2,782.120	2,321.960	2,755.270
4/1/2012	6/30/2012	2,784.420	2,458.830	2,615.720
7/1/2012	9/30/2012	2,864.033	2,545.300	2,799.193
10/1/2012	12/31/2012	2,828.599	2,524.356	2,660.931
1/1/2013	3/31/2013	2,818.690	2,700.967	2,818.690
4/1/2013	6/30/2013	3,028.957	2,741.949	2,909.599
7/1/2013	9/30/2013	3,237.611	2,927.346	3,218.198
10/1/2013	12/31/2013	3,591.996	3,142.535	3,591.996
1/1/2014	3/31/2014	3,727.185	3,440.502	3,595.736
4/1/2014	6/30/2014	3,849.479	3,446.845	3,849.479
7/1/2014	9/30/2014	4,103.083	3,857.938	4,049.445
10/1/2014	12/31/2014	4,337.785	3,765.281	4,236.279
1/1/2015	3/31/2015	4,483.049	4,089.648	4,333.688
4/1/2015	6/30/2015	4,548.740	4,311.257	4,396.761
7/1/2015	9/30/2015	4,679.675	4,016.324	4,181.060
10/1/2015	12/31/2015	4,719.053	4,192.963	4,593.271
1/1/2016	3/31/2016	4,497.857	3,947.804	4,483.655
4/1/2016	6/30/2016	4,565.421	4,201.055	4,417.699
7/1/2016	9/30/2016	4,891.363	4,410.747	4,875.697
10/1/2016	12/31/2016	4,965.808	4,660.457	4,863.620
1/1/2017	3/31/2017	5,439.742	4,911.333	5,436.232
4/1/2017	6/30/2017	5,885.296	5,353.586	5,646.917
7/1/2017	7/20/2017*	5,921.223	5,596.956	5,921.223

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2017 includes data for the period from July 1, 2017 through July 20, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2017.

The graph below illustrates the daily performance of the NASDAQ-100 Index® from January 3, 2007 through July 20, 2017, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Downside Threshold of 4,144.856, equal to 70% of the closing level of the NASDAQ-100 Index® on July 20, 2017. The actual Downside Threshold will be based on the closing level of the NASDAQ-100 Index® on July 21, 2017 (the Initial Value) and will equal 70% of the Initial Value of the NASDAQ-100 Index®.

Past performance of the NASDAQ-100 Index® is not indicative of the future performance of the NASDAQ-100 Index®.

The EURO STOXX 50® Index

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The Securities based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.

Historical Information Regarding the EURO STOXX 50® Index

The following table sets forth the quarterly high and low closing levels of the EURO STOXX 50® Index, based on daily closing levels of the EURO STOXX 50® Index as reported by Bloomberg, without independent verification. The closing level of the EURO STOXX 50® Index on July 20, 2017 was 3,499.49. The actual Initial Value of the EURO STOXX 50® Index will be the closing level of the EURO STOXX 50® Index on July 21, 2017. We obtained the closing levels of the EURO STOXX 50® Index above and below from Bloomberg, without independent verification. You should not take the historical levels of the EURO STOXX 50® Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2012	3/31/2012	2,608.42	2,286.45	2,477.28
4/1/2012	6/30/2012	2,501.18	2,068.66	2,264.72
7/1/2012	9/30/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,635.93
1/1/2013	3/31/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/30/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/1/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/1/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015	12/31/2015	3,506.45	3,069.05	3,267.52
1/1/2016	3/31/2016	3,178.01	2,680.35	3,004.93
4/1/2016	6/30/2016	3,151.69	2,697.44	2,864.74
7/1/2016	9/30/2016	3,091.66	2,761.37	3,002.24
10/1/2016	12/31/2016	3,290.52	2,954.53	3,290.52
1/1/2017	3/31/2017	3,500.93	3,230.68	3,500.93
4/1/2017	6/30/2017	3,658.79	3,409.78	3,441.88
7/1/2017	7/20/2017*	3,527.83	3,462.06	3,499.49

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2017 includes data for the period from July 1, 2017 through July 20, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2017.

The graph below illustrates the daily performance of the EURO STOXX 50® Index from January 2, 2007 through July 20, 2017, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Downside Threshold of 2,449.64, equal to 70% of the closing level of the EURO STOXX 50® Index on July 20, 2017. The actual Downside Threshold will be based on the closing level of the EURO STOXX 50® Index on the July 21, 2017 (the Initial Value) and will equal 70% of the Initial Value of the EURO STOXX 50® Index.

Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

Correlation of the Underlyings

The graph below illustrates the daily performance of the NASDAQ-100 Index® and the EURO STOXX 50® Index from January 3, 2007 through July 20, 2017. For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on January 3, 2007 by dividing the closing level of that Underlying on each day by the closing level of that Underlying on January 3, 2007 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction (i.e., positive or negative). Set forth below is a table that provides the correlation of each pair of Underlyings, calculated based on the quarterly returns of the Underlyings from July 20, 2007 through July 20, 2017, based on information from Bloomberg, without independent verification. You should not take the historical correlations of the Underlyings as an indication of future correlation.

	NASDAQ-100 Index®	EURO STOXX 50® Index
NASDAQ-100 Index®	—	0.759
EURO STOXX 50® Index	0.759	—

A correlation of 1.000 for a pair of Underlyings represents a perfect positive correlation. This means that the closing levels of that pair of Underlyings have moved in the same direction and the ratio of their quarterly returns has been constant. A correlation of -1.000 for a pair of Underlyings represents a perfect negative correlation. This means that the closing levels of that pair of Underlyings have moved in the opposite direction and the ratio of their quarterly returns has been constant. A correlation of 0.000 for a pair of Underlyings means that the Underlyings are uncorrelated. This means that there is no statistical relationship between the quarterly returns of that pair of Underlyings. The closer the correlation of a pair of Underlyings is to 1.000, the more positively correlated those Underlyings are. The closer the correlation of a pair of Underlyings is to -1.000, the more negatively correlated those Underlyings. The closer the correlation of a pair of Underlyings is to 0.000, the less correlated those Underlyings are. The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Initial Value on any Observation Date prior to the Final Valuation Date or its Downside Threshold on the Final Valuation Date.

The correlations set forth above are based on the historical performance of the Underlyings, and you should not take those historical correlations as an indication of future correlation. In addition, the correlations set forth above are not the same as the correlations referenced in setting the terms of the Notes. The correlations referenced in setting the terms of the Notes are calculated using internal models of our affiliates and are not derived from the quarterly returns of the Underlyings over the period set forth above. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Call Return Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using internal models of our affiliates at the time when the terms of the Notes are finalized. A higher Call Return Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for the Notes not being automatically called and for a loss on your investment at maturity.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

All sales of the Notes will be made to certain fee-based advisory accounts for which UBS is an investment adviser and UBS will act as placement agent. The purchase price will be $10.00 per Note and UBS will forgo any selling commissions related to these sales.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.